Contact: Mike Drickamer
Director, Investor Relations
Patterson-UTI Energy, Inc.
(281) 765-7170

Patterson-UTI Energy Reports Financial Results for Three Months
Ended March 31, 2013

HOUSTON, Texas – April 25, 2013 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three months ended March 31, 2013. The Company reported net income of $56.2 million, or $0.38 per share, for the first quarter of 2013, compared to net income of $97.3 million, or $0.62 per share, for the quarter ended March 31, 2012. Revenues for the first quarter of 2013 were $667 million, compared to $746 million for the first quarter of 2012.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “Our U.S. rig activity continues to be supported by our growing fleet of high-specification APEX® rigs. The increased proportion of APEX® rigs working during the first quarter, together with fewer rigs on standby, positively impacted our average revenue per day. Additionally, we received an early termination payment for one rig, which positively impacted average revenue per day by $170. In total, average revenue per day increased $940 sequentially to $23,410.

Mr. Hendricks added, “The fewer rigs on standby also contributed to a $350 increase in our average direct operating cost per day to $13,800. Most importantly, our average margin per operating day increased $590 to $9,610.

“During the first quarter, our average number of rigs operating in the United States was 188 compared to 198 during the fourth quarter of 2012. In Canada, our average number of rigs operating was 11 compared to 7 in the fourth quarter of 2012. Our rig count in Canada has recently declined as expected due to the annual spring breakup. We expect our April rig count to average approximately 186 rigs operating in the United States and 3 in Canada.

“As of March 31, 2013, we had term contracts for drilling rigs providing for approximately $1.14 billion of dayrate drilling revenue. Based on contracts currently in place, we expect to have an average of 116 rigs operating under term contracts during the second quarter, and an average of 100 rigs operating under term contracts during the last three quarters of 2013.

“We completed 4 new APEX® rigs during the first quarter, all of which went to work under term contracts. Demand for new APEX® rigs remains steady, and we continue to plan to build a total of 13 APEX® rigs during 2013.

“In pressure pumping, revenue growth during the first quarter was driven by the commissioning of additional horsepower during both the fourth and first quarters to meet incremental demand primarily from existing customers. Revenues during the first quarter of $231 million increased 9% sequentially. Consistent with our expectations, EBITDA from pressure pumping of $58.8 million was relatively flat with the fourth quarter.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “I am pleased with the financial results we were able to deliver for the first quarter. We believe that these results suggest that the markets continue to bifurcate as drilling and service companies dedicated to operating efficiency and execution are able to outperform.

“While the rig count has been relatively flat thus far in 2013, utilization remains high for our APEX® rigs. We also have been able to increase activity levels and revenues in our pressure pumping business.

“In the first quarter, despite a sideways rig market and pricing pressure in both drilling and pressure pumping, we adhered to our philosophy of providing premium equipment, high quality service and superior well-site execution. In drilling, we see increased price competition as some competitors seek to regain lost share with lower pricing. In pressure pumping, our record level of activity is expected to continue, and we see relatively stable pricing going forward, but at slightly lower average pricing than the first quarter due to pricing adjustments following the expiration of certain term agreements.

“In both businesses, our commitment to state-of-the-art rigs and pressure pumping equipment, along with highly trained and dedicated personnel, allowed us to achieve good results in a difficult market. We believe that the strategic direction we have pursued over the past several years has and will continue to provide our shareholders with excellent returns. We are well positioned for a market upturn which we believe will occur later in 2013 based on current commodity prices. In short, we ‘stayed the course’ in the first quarter and achieved better results than we expected,” he concluded.

The Company declared a quarterly cash dividend on its common stock of $0.05 per share, to be paid on June 28, 2013 to holders of record as of June 14, 2013.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the quarter ended March 31, 2013 is scheduled for April 25, 2013 at 9:00 a.m. Central Time. The dial-in information for participants is 877-556-5921 (Domestic) and 617-597-5474 (International). The Passcode for both numbers is 64208937. The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com. Webcast participants should log on 10-15 minutes prior to the scheduled start time. Replay of the conference call will be available at www.patenergy.com through May 9, 2013 and at 888-286-8010 (Domestic) and 617-801-6888 (International) through April 29, 2013. The Passcode for both telephone numbers is 39344853.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC and its subsidiaries have more than 300 marketable land-based drilling rigs and operate primarily in oil and natural gas producing regions in the continental United States, Alaska, and western and northern Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Location information about the Company’s drilling rigs and their individual inventories is available through the Company’s website at www.patenergy.com.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration of global economic conditions, declines in customer spending and in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on rates, utilization, margins and planned capital expenditures, excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction, adverse industry conditions, adverse credit and equity market conditions, difficulty in integrating acquisitions, shortages of labor, equipment, supplies and materials, supplier issues, weather, loss of key customers, liabilities from operations, changes in technology and efficiencies, governmental regulation and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2013	2012
REVENUES	$667,039	$745,921
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion, amortization and impairment)	418,150	452,236
Depreciation, depletion, amortization and impairment	136,435	122,953
Selling, general and administrative	17,397	13,868
Net (gain) loss on asset disposals	125	(2,400)
Provision for bad debts	—	1,600

Total costs and expenses	572,107	588,257

OPERATING INCOME	94,932	157,664

OTHER INCOME (EXPENSE)
Interest income	173	54
Interest expense	(6,766)	(4,582)
Other	19	55

Total other expense	(6,574)	(4,473)

INCOME BEFORE INCOME TAXES	88,358	153,191
INCOME TAX EXPENSE	32,128	55,917

NET INCOME	$56,230	$97,274

NET INCOME PER COMMON SHARE
Basic	$0.38	$0.62
Diluted	$0.38	$0.62
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	144,827	154,625

Diluted	146,783	155,401

CASH DIVIDENDS PER COMMON SHARE	$0.05	$0.05

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended
	March 31,
	2013	2012
Contract Drilling
Revenues	$419,094	$489,482
Direct operating costs (excluding depreciation)	$247,072	$282,649
Selling, general and administrative	$1,851	$1,336
Depreciation	$97,622	$93,726
Operating income	$72,549	$111,771
Operating days – United States	16,957	20,428
Operating days – Canada	946	1,182
Total operating days	17,903	21,610
Average revenue per operating day – United States	$22.94	$22.21
Average direct operating costs per operating day – United States	$13.49	$12.73
Average rigs operating – United States	188	224
Average revenue per operating day – Canada	$31.76	$30.34
Average direct operating costs per operating day – Canada	$19.29	$19.06
Average rigs operating – Canada	11	13
Average revenue per operating day – Total	$23.41	$22.65
Average direct operating costs per operating day – Total	$13.80	$13.08
Average rigs operating – Total	199	237
Capital expenditures	$134,383	$200,607
Pressure Pumping
Revenues	$231,160	$241,722
Direct operating costs (excluding depreciation and amortization)	$168,156	$166,857
Selling, general and administrative	$4,253	$4,275
Depreciation and amortization	$30,236	$23,803
Operating income	$28,515	$46,787
Fracturing jobs	266	330
Other jobs	1,142	1,659
Total jobs	1,408	1,989
Average revenue per fracturing job	$784.60	$625.98
Average revenue per other job	$19.66	$21.19
Total average revenue per job	$164.18	$121.53
Total average costs per job	$119.43	$83.89
Capital expenditures	$30,234	$54,574
Oil and Natural Gas Production and Exploration
Revenues – Oil	$15,395	$13,813
Revenues – Natural gas and liquids	$1,390	$904
Revenues – Total	$16,785	$14,717
Direct operating costs (excluding depletion and impairment)	$2,922	$2,730
Depletion	$5,723	$4,177
Impairment of oil and natural gas properties	$1,899	$292
Operating income	$6,241	$7,518
Capital expenditures	$8,664	$7,429
Corporate and Other
Selling, general and administrative	$11,293	$8,257
Depreciation	$955	$955
Net (gain) loss on asset disposals	$125	$(2,400)
Provision for bad debts	$—	$1,600
Capital expenditures	$880	$793
Total capital expenditures	$174,161	$263,403
	March 31,	December 31,
Selected Balance Sheet Data (Unaudited)	2013	2012

Cash and cash equivalents	$144,031	$110,723
Current assets	$741,313	$699,991
Current liabilities	$389,854	$359,863
Working capital	$351,459	$340,128
Current portion of long-term debt	$7,500	$6,250
Long-term debt	$690,000	$692,500

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)

	Three Months Ended
	March 31,
	2013	2012
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1)
Net income	$56,230	$97,274
Income tax expense	32,128	55,917
Net interest expense	6,593	4,528
Depreciation, depletion, amortization and impairment	136,435	122,953

EBITDA	$231,386	$280,672

Total revenue	$667,039	$745,921
EBITDA margin	34.7%	37.6%
EBITDA by operating segment
Contract drilling	$170,171	$205,497
Pressure pumping	58,751	70,590
Oil and natural gas	13,863	11,987
Corporate and other	(11,399)	(7,402)

Consolidated EBITDA	$231,386	$280,672

(1) EBITDA is not defined by generally accepted accounting principles (“GAAP”). We present EBITDA (a non-GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements.
EBITDA should not be construed as an alternative to the GAAP measures of net income or operating cash flow.